UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C.  20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2009

MVP NETWORK, INC.
 (Exact name of registrant as specified in its charter)

Nevada	0-5833	94-1713830
(State of Incorporation)	Commission file number	(I.R.S. Employer Identification No.)

 110 North Jefferson Avenue, St. Louis, Missouri 63103
   (Address of principal executive offices, zip code)

(314) 241-0070
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 8 – Other Information

Item 8.01 Other Information

Between February 6, 2009 and February 20, 2009 MVP Network, Inc. (the “Company”) gave notice of employment termination to 15 employees that includes database programmers, game programmers, customer service personnel, administrative assistants, game artists and its chief financial officer. The layoffs are a direct result of the economic downturn in game industry sales.

Sales of the Company’s online game software products have decreased substantially causing the Company to reorganize how it plans to sell it online games. The Company plans to have the restructuring of how it sells its game products completed by March 31, 2009.

Paul A. Schneider, President of the Company is currently contacting new game distributors in an effort to increase game sales. In addition, Mr. Schneider is attempting to raise an additional $1,200,000 of capital through potential private investors to maintain future operations.

In an effort to further reduce overhead, the Company listed the office building it purchased in August of 2006 with CB Richard Ellis Realty for $1,100,000. The property has been shown to several potential buyers over the past 10 days however; there can be no assurance that any potential buyer will be able to obtain financing given the current market conditions.

Forward Looking Statements

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this communication include expectations about the timing of the merger and the satisfaction of closing conditions to the transaction. Actual results may differ materially from those contained in the forward-looking statements in this communication. MVP Network, Inc. and MVP Online Games undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after this communication. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. All forward-looking statements are qualified in their entirety by this cautionary statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVP NETWORK, INC.

Date: February 27, 2009	By:	/s/ Paul A. Schneider
Paul A. Schneider
CEO